Exhibit 99.1

NEWS RELEASE

Contacts:

Francesca DeMartino	Ryan Weispfenning
Public Relations	Investor Relations
+1-763-505-2029	+1-763-505-4626

FOR IMMEDIATE RELEASE

MEDTRONIC REPORTS FIRST QUARTER FINANCIAL RESULTS

▪	Revenue of $7.5 Billion Increased 1.5% Reported; Increased 3.5% Constant Currency

▪	GAAP Diluted EPS of $0.64; Non-GAAP Diluted EPS of $1.26

▪	Company Raises FY20 EPS Guidance by 10 Cents

DUBLIN - August 20, 2019 - Medtronic plc (NYSE:MDT) today announced financial results for its first quarter of fiscal year 2020, which ended July 26, 2019.

The company reported first quarter worldwide revenue of $7.493 billion, an increase of 1.5 percent as reported or 3.5 percent on a constant currency basis, which adjusts for a $146 million negative impact from foreign currency. As reported, first quarter GAAP net income and diluted EPS were $864 million and $0.64, respectively. As detailed in the financial schedules included through the link at the end of this release, first quarter non-GAAP net income and non-GAAP diluted EPS were $1.703 billion and $1.26, respectively, increases of 6 percent and 8 percent, respectively. Adjusting for a negative 2 cent impact from foreign currency, first quarter non-GAAP diluted EPS increased 9 percent.

First quarter U.S. revenue of $3.918 billion represented 52 percent of company revenue and increased 1.4 percent as reported. Non-U.S. developed market revenue of $2.377 billion represented 32 percent of company revenue and decreased 1.2 percent as reported and increased 2.6 percent on a constant currency basis. Emerging market revenue of $1.198 billion represented 16 percent of company revenue and increased 7.5 percent as reported and 12.5 percent on a constant currency basis.

“Medtronic had a solid first quarter, delivering revenue growth, operating margin expansion, and adjusted EPS growth all ahead of expectations,” said Omar Ishrak, Medtronic chairman and chief executive officer. “It’s a good start to our fiscal year.”

Cardiac and Vascular Group
The Cardiac and Vascular Group (CVG) includes the Cardiac Rhythm & Heart Failure (CRHF), Coronary & Structural Heart (CSH), and Aortic, Peripheral & Venous (APV) divisions. CVG first quarter revenue of $2.790 billion decreased 0.7 percent as reported and increased 1.4 percent on a constant currency basis. CVG’s revenue performance was driven by mid-single digit growth in CSH and low-single digit growth in APV, offset by low-single digit declines in CRHF, all on a constant currency basis.

▪
Cardiac Rhythm & Heart Failure first quarter revenue of $1.382 billion decreased 3.1 percent as reported or 1.2 percent on a constant currency basis. Arrhythmia Management grew in the mid-single digits on a constant currency basis, driven by mid-single digit growth in Pacemakers, including mid-twenties growth of the Micra® transcatheter pacing system, as well as mid-thirties growth of the TYRX® absorbable antibacterial envelope, high-single digit growth of the Reveal LINQ™ insertable cardiac monitoring system, and high-single digit growth in AF Solutions, all on a constant currency basis. Arrhythmia Management growth was offset by low-double digit declines in Heart Failure, including high-forties declines in sales of left ventricular assist devices (LVADs), both on a constant currency basis.

▪
Coronary & Structural Heart first quarter revenue of $941 million increased 2.6 percent as reported or 5.2 percent on a constant currency basis, led by mid-teens constant currency growth in sales of transcatheter aortic valves, reflecting the clinical benefits of the CoreValve® Evolut® PRO platform. Transcatheter aortic valve growth was offset by low-single digit declines in drug-eluting stents, in-line with the market.

▪
Aortic, Peripheral & Venous first quarter revenue of $467 million decreased 0.2 percent as reported or increased 1.7 percent on a constant currency basis. Venous grew in the high-single digits on a constant currency basis on strong VenaSeal™ and ClosureFast™ system growth. Aortic grew in the mid-single digits on a constant currency basis, reflecting strong demand for the Valiant Navion™ thoracic stent graft system. Peripheral declined in the high-single digits on a constant currency basis, as low-thirties constant currency declines in drug-coated balloons offset growth in other core product segments.

Minimally Invasive Therapies Group
The Minimally Invasive Therapies Group (MITG) includes the Surgical Innovations (SI) and the Respiratory, Gastrointestinal & Renal (RGR) divisions. MITG first quarter revenue of $2.100 billion increased 2.3 percent as reported or 4.8 percent on a constant currency basis. MITG’s revenue performance was driven by balanced growth across both divisions, with mid-single digit constant currency growth in both SI and RGR.

▪
Surgical Innovations first quarter revenue of $1.417 billion increased 1.4 percent as reported or 4.2 percent on a constant currency basis, driven by strong contributions from Advanced Energy and Advanced Stapling. Advanced Energy grew in the high-single digits on continued strength in sales of LigaSure™ vessel sealing instruments, including the Ligasure™ Exact dissector, and the Valleylab™ FT10 energy platform. Advanced Stapling grew in the mid-single digits on a constant currency basis, driven by strong demand for Tri-Staple™ 2.0 endo stapling specialty reloads and the EEA™ circular stapler with Tri-Staple™ technology for colorectal procedures.

▪
Respiratory, Gastrointestinal & Renal first quarter revenue of $683 million increased 4.3 percent as reported or 6.1 percent on a constant currency basis. Respiratory and Patient Monitoring grew in the mid-single digits on a constant currency basis on strong sales of Nellcor™ pulse oximetry, Microstream™ capnography, and INVOS™ cerebral oximetry systems, Puritan Bennett™ 980 ventilators, and McGRATH™ MAC video laryngoscopes. GI Solutions grew in the low-double digits on a constant currency basis, with solid growth in PillCam™ systems, Emprint™ ablation systems, and Beacon™ endoscopic ultrasound products. Renal Care Solutions grew mid-single digits on a constant currency basis on strength in renal access products.

Restorative Therapies Group
The Restorative Therapies Group (RTG) includes the Brain Therapies, Spine, Specialty Therapies, and Pain Therapies divisions. RTG first quarter revenue of $2.012 billion increased 3.2 percent as reported or 4.6 percent on a constant currency basis. RTG’s revenue performance was driven by low-double digit growth in Brain Therapies, mid-single digit growth in Specialty Therapies, and low-single digit growth in Spine, offset by mid-single digit declines in Pain Therapies, all on a constant currency basis.

▪
Brain Therapies first quarter revenue of $740 million increased 9.8 percent as reported or 11.4 percent on a constant currency basis, driven by mid-teens constant currency growth in Neurovascular and low-double digit constant currency growth in Neurosurgery. Neurovascular results were broad-based, with high-teens growth in stent retrievers and flow diversion and low-double digit growth in coils, all on a constant currency basis. In addition, the company is seeing rapid adoption of the Riptide™ aspiration system and React™ aspiration catheters. Neurosurgery was led by strong, double digit growth of StealthStation® S8 surgical navigation systems, O-arm® surgical imaging systems, and Mazor X™ robotic guidance systems.

▪
Spine first quarter revenue of $658 million increased 0.9 percent as reported or 2.0 percent on a constant currency basis. When combined with the company’s sales of enabling technology used in spine surgeries, including robotics, navigation, imaging, and powered surgical instruments that are recognized in the Brain Therapies division, global Spine revenue and U.S. Core Spine revenue both grew in the mid-single digits on a constant currency basis. Cervical spine products grew mid-single digits on a constant currency basis, driven by the continued launch of the Infinity™ OCT system and solid growth of the Prestige LP™ cervical disc system. Sales of Infuse™ bone graft grew in the low-double digits on a constant currency basis.

▪
Specialty Therapies first quarter revenue of $322 million increased 4.2 percent as reported or 5.5 percent on a constant currency basis. ENT grew in the mid-single digits on a constant currency basis, driven by capital equipment sales of the StealthStation® ENT surgical navigation system and intraoperative NIM nerve monitoring systems. Pelvic Health grew in the mid-single digits on the strength of InterStim™ II system sales.

▪
Pain Therapies first quarter revenue of $292 million decreased 7.0 percent as reported or 6.1 percent on a constant currency basis. Pain Stimulation declined in the low-double digits, reflecting channel destocking and the overall slowdown of the spinal cord stimulation market.

Diabetes Group
Diabetes Group first quarter revenue of $592 million increased 3.5 percent as reported or 5.4 percent on a constant currency basis. Diabetes Group revenue performance was led by international markets, which grew 15.3 percent as reported or 19.8 percent on a constant currency basis, driven by the ongoing launch of the MiniMed™ 670G hybrid closed loop insulin pump system with the Guardian™ Sensor 3.

Sales of integrated continuous glucose monitoring (CGM) sensors grew in the mid-teens on a constant currency basis, driven by global adoption of sensor-augmented insulin pump systems and the resulting strong sensor attachment rates. The Diabetes Group also continued to see strong adoption of the Guardian™ Connect Smart CGM system, which grew in the high-eighties.

Guidance
The company today reiterated its revenue growth guidance and raised its EPS guidance for fiscal year 2020.

The company continues to expect revenue growth in its fiscal year 2020 to approximate 4.0 percent on an organic basis. If current exchange rates hold, revenue growth in fiscal year 2020 would be negatively affected by 0.8 to 1.2 percent.

The company increased its fiscal year 2020 diluted non-GAAP EPS guidance from the prior range of $5.44 to $5.50 to the new range of $5.54 to $5.60, including an estimated 10 cent negative impact from foreign exchange based on current rates.

“As a result of our first quarter outperformance and confidence in our outlook, we are raising our full year EPS guidance,” said Ishrak. “We’re excited about what lies ahead, as we expect the investments we’ve made in our pipeline to begin to pay off with multiple pipeline catalysts, accelerating revenue growth, and value creation for our shareholders.”

Webcast Information
Medtronic will host a webcast today, August 20, at 8:00 a.m. EDT (7:00 a.m. CDT) to provide information about its businesses for the public, analysts, and news media. This quarterly webcast can be accessed by clicking on the Investor Events link at investorrelations.medtronic.com and this earnings release will be archived at newsroom.medtronic.com. Medtronic will be live tweeting during the webcast on its Newsroom Twitter account, @Medtronic. Within 24 hours of the webcast, a replay of the webcast and transcript of the company’s prepared remarks will be available by clicking on the Investor Events link at investorrelations.medtronic.com.

Financial Schedules
To view the first quarter financial schedules and non-GAAP reconciliations, click here. To view the first quarter earnings presentation, click here. Both documents can also be accessed by visiting newsroom.medtronic.com.

About Medtronic
Medtronic plc (www.medtronic.com), headquartered in Dublin, Ireland, is among the world’s largest medical technology, services and solutions companies - alleviating pain, restoring health and extending life for millions of people around the world. Medtronic employs more than 90,000 people worldwide, serving physicians, hospitals and patients in more than 150 countries. The company is focused on collaborating with stakeholders around the world to take healthcare Further, Together.

FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements, which are subject to risks and uncertainties, including those described in Medtronic’s periodic reports and other filings with the U.S. Securities and Exchange Commission (the “SEC”). Anticipated results only reflect information available to Medtronic at this time and may differ from actual results. Medtronic does not undertake to update its forward-looking statements or any of the information contained in this press release. Certain information in this press release includes calculations or figures that have been prepared internally and have not been reviewed or audited by our independent registered public accounting firm, including but not limited to, certain information in the financial schedules accompanying this press release. Use of different methods for preparing, calculating or presenting information may lead to differences and such differences may be material.

NON-GAAP FINANCIAL MEASURES
This press release contains financial measures and guidance, including adjusted net income and adjusted diluted EPS, which are considered “non-GAAP” financial measures under applicable SEC rules and regulations. References to quarterly figures increasing, decreasing or remaining flat are in comparison to the first quarter of fiscal year 2019.

Medtronic management believes that non-GAAP financial measures provide information useful to investors in understanding the company’s underlying operational performance and trends and to facilitate comparisons with the performance of other companies in the med tech industry. Non-GAAP net income and diluted EPS exclude the effect of certain charges or gains that contribute to or reduce earnings but that result from transactions or events that management believes may or may not recur with similar materiality or impact to operations in future periods (Non-GAAP Adjustments). Medtronic generally uses non-GAAP financial measures to facilitate management’s review of the operational performance of the company and as a basis for strategic planning. Non-GAAP financial measures should be considered supplemental to and not a substitute for financial information prepared in accordance with U.S. generally accepted accounting principles (GAAP), and investors are cautioned that Medtronic may calculate non-GAAP financial measures in a way that is different from other companies. Management strongly encourages investors to review the company’s consolidated financial statements and publicly filed reports in their entirety. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the financial schedules accompanying this press release.

Medtronic calculates forward-looking non-GAAP financial measures based on internal forecasts that omit certain amounts that would be included in GAAP financial measures. For instance, forward-looking organic revenue growth guidance excludes the impact of foreign currency fluctuations, as well as material acquisitions or divestitures. Forward-looking diluted non-GAAP EPS guidance also excludes other potential charges or gains that would be recorded as Non-GAAP Adjustments to earnings during the fiscal year. Medtronic does not attempt to provide reconciliations of forward-looking non-GAAP EPS guidance to projected GAAP EPS guidance because the combined impact and timing of recognition of these potential charges or gains is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, the company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of financial performance.

-end-
View FY20 First Quarter Financial Schedules & Non-GAAP Reconciliations
View FY20 First Quarter Earnings Presentation

MEDTRONIC PLC
WORLD WIDE REVENUE(1)
(Unaudited)

	FIRST QUARTER
	REPORTED				CONSTANT CURRENCY
(in millions)	FY20	FY19	Growth	Currency Impact (3)	FY20	Growth
Cardiac & Vascular Group	$2,790	$2,811	(0.7)%	$(59)	2,849	1.4%
Cardiac Rhythm & Heart Failure	1,382	1,426	(3.1)	(27)	1,409	(1.2)
Coronary & Structural Heart	941	917	2.6	(24)	965	5.2
Aortic, Peripheral, & Venous	467	468	(0.2)	(9)	476	1.7
Minimally Invasive Therapies Group	2,100	2,052	2.3	(50)	2,150	4.8
Surgical Innovations	1,417	1,397	1.4	(38)	1,455	4.2
Respiratory, Gastrointestinal, & Renal	683	655	4.3	(12)	695	6.1
Restorative Therapies Group(2)	2,012	1,949	3.2	(26)	2,038	4.6
Brain Therapies	740	674	9.8	(11)	751	11.4
Spine	658	652	0.9	(7)	665	2.0
Specialty Therapies	322	309	4.2	(4)	326	5.5
Pain Therapies	292	314	(7.0)	(3)	295	(6.1)
Diabetes Group	592	572	3.5	(11)	603	5.4
TOTAL	$7,493	$7,384	1.5%	$(146)	$7,639	3.5%

(1) The data in this schedule has been intentionally rounded to the nearest million and, therefore, may not sum.
(2) In the first quarter of fiscal year 2020, the Company realigned its divisions within the Restorative Therapies Group, which included a movement of revenue from Transformative Solutions product lines within Specialty Therapies to a product line under Brain Therapies. As a result, first quarter fiscal year 2019 results have been recast to adjust for this realignment.
(3) The currency impact to revenue measures the change in revenue between current and prior year periods using constant exchange rates.

MEDTRONIC PLC
U.S.(1)(2) REVENUE
(Unaudited)

	FIRST QUARTER
	REPORTED
(in millions)	FY20	FY19	Growth
Cardiac & Vascular Group	$1,361	$1,389	(2.0)%
Cardiac Rhythm & Heart Failure	729	764	(4.6)
Coronary & Structural Heart	376	362	3.9
Aortic, Peripheral, & Venous	256	263	(2.7)

Minimally Invasive Therapies Group	913	857	6.5
Surgical Innovations	573	556	3.1
Respiratory, Gastrointestinal, & Renal	340	301	13.0

Restorative Therapies Group(3)	1,338	1,294	3.4
Brain Therapies	445	403	10.4
Spine	454	444	2.3
Specialty Therapies	231	218	6.0
Pain Therapies	208	229	(9.2)

Diabetes Group	306	324	(5.6)
TOTAL	$3,918	$3,864	1.4%

(1) U.S. includes the United States and U.S. territories.
(2) The data in this schedule has been intentionally rounded to the nearest million and, therefore, may not sum.
(3) In the first quarter of fiscal year 2020, the Company realigned its divisions within the Restorative Therapies Group, which included a movement of revenue from Transformative Solutions product lines within Specialty Therapies to a product line under Brain Therapies. As a result, first quarter fiscal year 2019 results have been recast to adjust for this realignment.

MEDTRONIC PLC
WORLD WIDE REVENUE: GEOGRAPHIC (1)(2)
(Unaudited)

	FIRST QUARTER
	REPORTED				CONSTANT CURRENCY
(in millions)	FY20	FY19	Growth	Currency Impact (3)	FY20	Growth
U.S.	$1,361	$1,389	(2.0)%	$—	$1,361	(2.0)%
Non-U.S. Developed	930	947	(1.8)	(36)	966	2.0
Emerging Markets	499	475	5.1	(23)	522	9.9
Cardiac & Vascular Group	2,790	2,811	(0.7)	(59)	2,849	1.4

U.S.	913	857	6.5	—	913	6.5
Non-U.S. Developed	791	828	(4.5)	(30)	821	(0.8)
Emerging Markets	396	367	7.9	(20)	416	13.4
Minimally Invasive Therapies Group	2,100	2,052	2.3	(50)	2,150	4.8

U.S.	1,338	1,294	3.4	—	1,338	3.4
Non-U.S. Developed	426	428	(0.5)	(16)	442	3.3
Emerging Markets	248	227	9.3	(10)	258	13.7
Restorative Therapies Group	2,012	1,949	3.2	(26)	2,038	4.6

U.S.	306	324	(5.6)	—	306	(5.6)
Non-U.S. Developed	231	203	13.8	(9)	240	18.2
Emerging Markets	55	45	22.2	(2)	57	26.7
Diabetes Group	592	572	3.5	(11)	603	5.4

U.S.	3,918	3,864	1.4	—	3,918	1.4
Non-U.S. Developed	2,377	2,406	(1.2)	(91)	2,468	2.6
Emerging Markets	1,198	1,114	7.5	(55)	1,253	12.5
TOTAL	$7,493	$7,384	1.5%	$(146)	$7,639	3.5%

(1) U.S. includes the United States and U.S. territories. Non-U.S. developed markets include Japan, Australia, New Zealand, Korea, Canada, and the countries of Western Europe. Emerging Markets include the countries of the Middle East, Africa, Latin America, Eastern Europe, and the countries of Asia that are not included in the non-U.S. developed markets, as previously defined.
(2) The data in this schedule has been intentionally rounded to the nearest million and, therefore, may not sum.
(3) The currency impact to revenue measures the change in revenue between current and prior year periods using constant exchange rates.

MEDTRONIC PLC
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended
(in millions, except per share data)	July 26, 2019	July 27, 2018
Net sales	$7,493	$7,384
Costs and expenses:
Cost of products sold	2,366	2,204
Research and development expense	587	585
Selling, general, and administrative expense	2,543	2,597
Amortization of intangible assets	440	446
Restructuring charges, net	47	62
Certain litigation charges	47	103
Other operating (income) expense, net	(22)	151
Operating profit	1,485	1,236
Other non-operating income, net	(101)	(186)
Interest expense	609	242
Income before income taxes	977	1,180
Income tax provision	100	103
Net income	877	1,077
Net (income) attributable to noncontrolling interests	(13)	(2)
Net income attributable to Medtronic	$864	$1,075
Basic earnings per share	$0.64	$0.79
Diluted earnings per share	$0.64	$0.79
Basic weighted average shares outstanding	1,340.8	1,352.7
Diluted weighted average shares outstanding	1,351.9	1,365.4

MEDTRONIC PLC
GAAP TO NON-GAAP RECONCILIATIONS
(Unaudited)

	Three months ended July 26, 2019
(in millions, except per share data)	Net Sales	Cost of Products Sold	Gross Margin Percent	Operating Profit	Operating Profit Percent	Income Before Income Taxes	Net Income Attributable to Medtronic	Diluted EPS (1)	Effective Tax Rate
GAAP	$7,493	$2,366	68.4%	$1,485	19.8%	$977	$864	$0.64	10.2%
Non-GAAP Adjustments:
Restructuring and associated costs (2)	—	(35)	0.5	124	1.7	124	109	0.08	12.1
Acquisition-related items (3)	—	—	—	19	0.3	19	17	0.01	10.5
Certain litigation charges	—	—	—	47	0.6	47	43	0.03	8.5
(Gain)/loss on minority investments (4)	—	—	—	—	—	1	1	—	—
Debt tender premium and other charges (5)	—	—	—	(7)	(0.1)	406	320	0.24	21.2
Medical device regulations (6)	—	(3)	—	8	0.1	8	7	0.01	12.5
Amortization of intangible assets	—	—	—	440	5.9	440	372	0.28	15.5
Certain tax adjustments, net (7)	—	—	—	—	—	—	(30)	(0.02)	—
Non-GAAP	$7,493	$2,328	68.9%	$2,116	28.2%	$2,022	$1,703	$1.26	15.1%
Currency impact	146	(5)	0.7	25	(0.2)			0.02
Currency Adjusted	$7,639	$2,323	69.6%	$2,141	28.0%			$1.28

	Three months ended July 27, 2018
(in millions, except per share data)	Net Sales	Cost of Products Sold	Gross Margin Percent	Operating Profit	Operating Profit Percent	Income Before Income Taxes	Net Income Attributable to Medtronic	Diluted EPS (1)	Effective Tax Rate
GAAP	$7,384	$2,204	70.2%	$1,236	16.7%	$1,180	$1,075	$0.79	8.7%
Non-GAAP Adjustments:
Restructuring and associated costs (2)	—	(15)	0.2	113	1.5	113	97	0.07	14.2
Acquisition-related items	—	(2)	—	36	0.5	36	29	0.02	19.4
Certain litigation charges	—	—	—	103	1.4	103	91	0.07	11.7
(Gain)/loss on minority investments (4)	—	—	—	—	—	(110)	(103)	(0.08)	6.4
Exit of business (8)	—	—	—	80	1.1	80	62	0.05	22.5
Amortization of intangible assets	—	—	—	446	6.1	446	379	0.28	15.0
Certain tax adjustments, net (7)	—	—	—	—	—	—	(29)	(0.02)	—
Non-GAAP	$7,384	$2,187	70.4%	$2,014	27.3%	$1,848	$1,601	$1.17	13.3%
See description of non-GAAP financial measures at the end of the earnings press release.

(1)	The data in this schedule has been intentionally rounded to the nearest $0.01 and, therefore, may not sum.

(2)	Associated costs include costs incurred as a direct result of the restructuring program, such as salaries for employees supporting the program and consulting expenses.

(3)
The charges primarily include costs incurred in connection with legacy-Covidien enterprise resource planning deployment activities, business combination related costs, and changes in the fair value of contingent consideration.

(4)
We exclude unrealized and realized gains and losses on our minority investments as we do not believe that these components of income or expense have a direct correlation to our ongoing or future business operations.

(5)
The charges, which include $413 million recognized in interest expense and ($7 million) recognized in other operating (income) expense, net, primarily relate to the early redemption of approximately $5.2 billion of debt.

(6)
The charges represent incremental costs of complying with the new European Union medical device regulations for previously registered products and primarily include charges for contractors supporting the project and other direct third-party expenses.

(7)	The net benefit relates to the impact of the U.S. tax reform resulting from final U.S. Treasury regulations in the quarter.

(8)	The net charge relates to the exit of business and is primarily comprised of intangible asset impairments.

MEDTRONIC PLC
GAAP TO NON-GAAP RECONCILIATIONS
(Unaudited)

	Three months ended July 26, 2019
(in millions)	Net Sales	SG&A Expense	SG&A Expense as a % of Net Sales	R&D Expense	R&D Expense as a % of Net Sales	Other Operating (Income) Expense, net	Other Operating Expense, net as a % of Net Sales	Other Non-Operating Income, net
GAAP	$7,493	$2,543	33.9%	$587	7.8%	$(22)	(0.3)%	$(101)
Non-GAAP Adjustments:
Restructuring and associated costs (1)	—	(42)	(0.6)	—	—	—	—	—
Acquisition-related items (2)	—	(16)	(0.2)	—	—	(3)	—	—
(Gain)/loss on minority investments (3)	—	—	—	—	—	—	—	(1)
Debt tender premium and other charges (4)	—	—	—	—	—	7	0.1	—
Medical device regulations (5)	—	—	—	(5)	(0.1)	—	—	—
Non-GAAP	$7,493	$2,485	33.2%	$582	7.8%	$(18)	(0.2)%	$(102)
Currency impact	146	39	(0.2)	3	(0.1)	84	1.1	—
Currency Adjusted	$7,639	$2,524	33.0%	$585	7.7%	$66	0.9%	$(102)
See description of non-GAAP financial measures at the end of the earnings press release.

(1)	Associated costs include costs incurred as a direct result of the restructuring program, such as salaries for employees supporting the program and consulting expenses.

(2)
The charges primarily include costs incurred in connection with legacy-Covidien enterprise resource planning deployment activities, business combination related costs, and changes in the fair value of contingent consideration.

(3)
We exclude unrealized and realized gains and losses on our minority investments as we do not believe that these components of income or expense have a direct correlation to our ongoing or future business operations.

(4)
The charges, which include $413 million recognized in interest expense and ($7 million) recognized in other operating (income) expense, net, primarily relate to the early redemption of approximately $5.2 billion of debt.

(5)
The charges represent incremental costs of complying with the new European Union medical device regulations for previously registered products and primarily include charges for contractors supporting the project and other direct third-party expenses.

MEDTRONIC PLC
GAAP TO NON-GAAP RECONCILIATIONS
(Unaudited)

	Three months ended	Fiscal year	Fiscal year
(in millions)	7/26/2019	2019	2018
Net cash provided by operating activities	$1,510	$7,007	$4,684
Additions to property, plant, and equipment	(301)	(1,134)	(1,068)
Free Cash Flow (1)	$1,209	$5,873	$3,616
See description of non-GAAP financial measures at the end of the earnings press release.

(1)	Free cash flow represents operating cash flows less property, plant, and equipment additions.

MEDTRONIC PLC
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in millions)	July 26, 2019	April 26, 2019
ASSETS

Current assets:
Cash and cash equivalents	$5,080	$4,393
Investments	5,603	5,455
Accounts receivable, less allowances of $196 and $190, respectively	5,894	6,222
Inventories, net	3,932	3,753
Other current assets	2,196	2,144
Total current assets	22,705	21,967

Property, plant, and equipment	11,136	10,920
Accumulated depreciation	(6,425)	(6,245)
Property, plant, and equipment, net	4,711	4,675
Goodwill	40,082	39,959
Other intangible assets, net	20,234	20,560
Tax assets	1,545	1,519
Other assets	1,991	1,014
Total assets	$91,268	$89,694

LIABILITIES AND EQUITY

Current liabilities:
Current debt obligations	$1,458	$838
Accounts payable	1,906	1,953
Accrued compensation	1,507	2,189
Accrued income taxes	500	567
Other accrued expenses	3,147	2,925
Total current liabilities	8,518	8,472

Long-term debt	24,804	24,486
Accrued compensation and retirement benefits	1,640	1,651
Accrued income taxes	2,873	2,838
Deferred tax liabilities	1,346	1,278
Other liabilities	1,590	757
Total liabilities	40,771	39,482

Commitments and contingencies
Shareholders’ equity:

Ordinary shares— par value $0.0001, 2.6 billion shares authorized, 1,340,797,328 and 1,340,697,595 shares issued and outstanding, respectively	—	—
Additional paid-in capital	26,470	26,532
Retained earnings	26,377	26,270
Accumulated other comprehensive loss	(2,484)	(2,711)
Total shareholders’ equity	50,363	50,091
Noncontrolling interests	134	121
Total equity	50,497	50,212
Total liabilities and equity	$91,268	$89,694

MEDTRONIC PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended
(in millions)	July 26, 2019	July 27, 2018
Operating Activities:
Net income	$877	$1,077
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	657	666
Provision for doubtful accounts	25	15
Deferred income taxes	18	3
Stock-based compensation	61	64
Loss on debt extinguishment	406	—
Other, net	58	3
Change in operating assets and liabilities, net of acquisitions and divestitures:
Accounts receivable, net	319	138
Inventories, net	(122)	(180)
Accounts payable and accrued liabilities	(629)	85
Other operating assets and liabilities	(160)	(169)
Net cash provided by operating activities	1,510	1,702
Investing Activities:
Acquisitions, net of cash acquired	(145)	(104)
Additions to property, plant, and equipment	(301)	(291)
Purchases of investments	(1,669)	(982)
Sales and maturities of investments	1,569	2,020
Other investing activities	(5)	—
Net cash (used in) provided by investing activities	(551)	643
Financing Activities:
Change in current debt obligations, net	88	(505)
Issuance of long-term debt	5,567	—
Payments on long-term debt	(5,035)	(12)
Dividends to shareholders	(724)	(677)
Issuance of ordinary shares	210	450
Repurchase of ordinary shares	(333)	(824)
Other financing activities	(47)	(5)
Net cash used in financing activities	(274)	(1,573)
Effect of exchange rate changes on cash and cash equivalents	2	(61)
Net change in cash and cash equivalents	687	711
Cash and cash equivalents at beginning of period	4,393	3,669
Cash and cash equivalents at end of period	$5,080	$4,380

Supplemental Cash Flow Information
Cash paid for:
Income taxes	$198	$348
Interest	86	55